[DYNAMIC MATERIALS CORPORATION LETTERHEAD]


October 21, 1996


Rick Santa
6910 Pawnee Way
Niwot, Colorado  80503

Dear Rick:

It is with great pleasure that Dynamic Materials Corporation extends this offer of employment for the Chief Financial Officer/V.P. of Finance position. We are confident that this position will provide an exciting professional challenge and opportunity for personal growth.

The offer of professional employment is as follows:

1.    Salary:  $10,000 per month.

2. Incentive Stock Option on Hire Date: 25,000 ISOs for shares of DMC's common stock. Option price is set at prevailing market value on the acceptance date of this agreement, with a four (4) year vesting schedule. All Incentive Stock Options are subject to final approval by the Board of Directors.

3. Future Incentive Stock Options: The Board of Directors shall annually evaluate performance and consider offering additional incentive stock options based on performance criteria to be determined at these times.

4. Bonus: A discretionary cash bonus may be paid annually as deemed appropriate by the Board of Directors, predicated on achievement of performance objectives set by the Corporation. The targeted amount of the bonus for the first year of employment is thirty percent (30%) of the starting salary as above. This amount may be pro-rated to coordinate with existing schedule of bonus awards, normally in February of each year.

5. Auto Allowance & Expenses: Upon employment, DMC will provide a leased 1996 Volvo company vehicle, fully fueled and insured.

6. Payment for the business portion of the use of a cellular telephone.

7. Discretionary/Executive Benefits:

      a. Additional supplemental term life insurance policy valued at $300,000.

      b. Participation in the Long-Term Disability Insurance Program, based on insurance carrier's standard inclusions and exclusions.


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      c.    Three (3) weeks of vacation per year until such time as length of service merits additional time in accordance with company policy.

      d. Severance: Twenty-six (26) weeks' salary will be granted for involuntary termination without cause or change of control of the Company.

8.    Other Group Benefits:

      a. Health insurance, dental insurance, term life insurance coverage, and short-term disability insurance consistent with the normal terms and conditions as afforded other employees of DMC.

      b. Participation in DMC's 401(k) retirement program after six (6) months of employment, with a company matching contribution of fifty percent (50%) for up to eight percent (8%) of gross earnings.

This is an offer of employment and should not in any way be construed as an employment contract. This offer is contingent on the favorable results of the pre-employment background investigation, drug screen, and credit verification.

This offer of employment shall become effective upon commencement of your duties as Chief Financial Officer, which is expected to occur no later than Monday, October 28, 1996.

On behalf of Dynamic Materials Corporation, we look forward to your acceptance of this offer and look forward to your contributions, participation and leadership.

Sincerely,


Paul Lange
President and Chief Executive Officer
Dynamic Materials Corporation


I, Rick Santa, understand and accept the terms and conditions of this employment offer.

 /s/  Richard Santa                       10/26/96
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